Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of July 6, 2026 (this “Amendment”), to Rights Agreement, dated as of February 3, 2026 (the “Rights Agreement”), between Empery Digital Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WITNESSETH

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company, acting at the direction of the Board of Directors, or a duly authorized committee of the Board of Directors, may from time to time, and the Rights Agent shall if the Company so directs in writing, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, make any change to or delete any provision thereof or to adopt any other provisions with respect to the Rights which the Company may deem necessary or desirable; provided, that, from and after such time as any Person becomes an Acquiring Person, the Rights Agreement shall not be amended or supplemented in any manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person and its Affiliates and Associates); and

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights to July 6, 2026.

NOW, THEREFORE, the parties hereto agree as follows:

1. The definition of “Final Expiration Date” set forth in Section 1.20 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Final Expiration Date” means the Close of Business on July 6, 2026.

2. Exhibit B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3. Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7. This Amendment shall be effective as of the date first written above and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, and such certification shall be deemed a certificate which complies with Section 20.2 of the Rights Agreement.

9. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

Empery Digital Inc.

By: /s/ Greg Endo

Name: Greg Endo

Title: CFO

[Signature Page to Amendment No. 1 to Rights Agreement]

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Computershare Trust Company, N.A.

By: /s/ Fred Papenmeier

Name: Fred Papenmeier

Title: Vice President & Manager

[Signature Page to Amendment No. 1 to Rights Agreement]

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